AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.,

FUSION MPHC ACQUISITION CORP.,

MEGAPATH HOLDING CORPORATION

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDER REPRESENTATIVE

DATED MAY 4, 2018

Exhibits
Exhibit A
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Form of Merger Certificate
Exhibit B
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Amended and Restated Certificate of Incorporation
Exhibit C
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Amended and Restated Bylaws
Exhibit D
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Letter of Transmittal
Exhibit E
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Form of Escrow Agreement
Exhibit F
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Example of Working Capital Calculation

Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated May 4, 2018 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), by and among Fusion Telecommunications International, Inc., a Delaware corporation (“Parent”), Fusion MPHC Acquisition Corp., a Delaware corporation (“Merger Sub”), MegaPath Holding Corporation, a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Stockholders and Optionholders (the “Stockholder Representative”). Parent, Merger Sub and the Company are hereinafter sometimes referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 10.16.

RECITALS

A.           The Boards of Directors of each of the Company and Merger Sub have (1) approved and adopted, and declared advisable and in the best interests of their respective corporations and stockholders, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the survivor in the Merger, as more fully provided for in this Agreement, directed that this Agreement be submitted to such corporation’s stockholders for approval and adoption, and (3) recommended that their stockholders approve and adopt this Agreement.

B.           The board of directors of Parent has approved and adopted this Agreement and the transactions contemplated hereby, and Parent, in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement promptly following the execution of this Agreement.

C.           It is anticipated that, following the execution and delivery of this Agreement, the required stockholders of the Company will execute and deliver to Parent and Merger Sub a written consent approving and adopting this Agreement.

Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Merger shall take place (i) on the final day of the calendar month in which the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII occurs (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing), or (ii) such other time and place as Parent and the Company may mutually agree, provided that if the Closing occurs on any day other than the last day of a calendar month, then the Working Capital as of 11:59 p.m. on the last day of the calendar month preceding the Closing shall be deemed to be the Closing Working Capital. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, Parent and the Company will cause to be filed with the Secretary of State of Delaware a certificate of merger, substantially in the form attached hereto as Exhibit A to effect the Merger (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL to effect the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects. The Merger will have the effects provided in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Capital Stock, each share of Company Capital Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Shares to be cancelled pursuant to Section 1.5(b)) will be converted automatically into the right to receive, in accordance with the terms of this Agreement, (i) the Initial Per Share Merger Consideration, without interest, to be paid as contemplated by Section 2.1, (ii) the Additional Per Share Merger Consideration, without interest, payable in the manner set forth in Section 2.7, (iii) a pro-rata portion of any funds remaining in the Escrow Fund after the satisfaction of obligations payable therefrom in accordance with this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein, and (iv) a pro-rata portion of any funds remaining in the Holdback Account after the satisfaction of obligations payable therefrom in accordance with this Agreement, calculated and payable in the manner set forth in Section 2.8. Parent, in its sole discretion, may elect to pay up to an aggregate of $10.0 million of the Initial Merger Consideration in shares of Parent Common Stock; provided, however, that the Initial Merger Consideration paid to any Stockholder surrendering Shares shall not be paid in shares of Parent Common Stock with a value (based on the formula below) that constitutes more than such Stockholder’s Individual Share Percentage of such aggregate elected dollar amount; and provided, further, that the Initial Merger Consideration paid to any Stockholder surrendering Shares that does not represent in the Letter of Transmittal that such Stockholder is an Accredited Investor shall be paid only in cash. If Parent elects to pay up to $10.0 million of the Initial Merger Consideration in shares of Parent Common Stock, the number of shares of Parent Common Stock shall be calculated based on the greater of (i) $3.85 per share; or (ii) the weighted average closing price of the Parent Common Stock during the ten (10) trading day period occurring three (3) Business Days prior to the date of the public announcement regarding the execution of this Agreement, in each case as adjusted to give appropriate effect to any stock split or reverse stock split effectuated by Parent. Except for Dissenting Shares and any Shares to be cancelled pursuant to Section 1.5(b), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (“Certificates”) and each holder of Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Shares except the right to receive the applicable Merger Consideration, to be paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.1(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.1(f)).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock held in the treasury of the Company or owned of record by any Company Subsidiary immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

(c) Each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.6 Certificates of Incorporation; Bylaws.

(a) At the Effective Time, the Company’s certificate of incorporation will, by virtue of the Merger, be amended and restated in its entirety in the form attached hereto as Exhibit B, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the Company Bylaws will, by virtue of the Merger, be amended and restated in their entirety in the form attached hereto as Exhibit C, and as so amended and restated will be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

Section 1.7 Directors. The parties will take all necessary action such that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8 Officers. The parties will take all necessary action such that, from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

Section 2.1 Exchange of Shares.

(a) Exchange Procedures.

(i) Prior to the Closing Date, the Company shall distribute to each Person who is expected to be, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.5(a): (A) a letter of transmittal, in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to Parent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal; each Stockholder’s agreement to accept their indemnification obligations set forth in Article IX, the choice of law provisions in Section 10.7 and the exclusive forum provisions in Section 10.8; each Stockholder’s representation as to whether or not such Stockholder is an Accredited Investor; customary investment representations with respect to any receipt of Parent Common Stock; and an acknowledgement that any certificates received representing Parent Common Stock will bear legends customary for unregistered shares), and (B) instructions for use in effecting the surrender of such holder’s Certificates or Book-Entry Shares in exchange for payment of the their portion of the Merger Consideration issuable and payable in respect thereof pursuant to such Letter of Transmittal.

(ii) Each holder of Shares who has, prior to the Effective Time, properly completed, executed and delivered to the Company (who shall have thereafter delivered a copy of such documents to Parent at or prior to the Closing) a Letter of Transmittal and any and all Certificate(s) evidencing such holder’s Shares (or an Affidavit of Loss in lieu thereof) shall be entitled to receive from Parent at the Closing, and Parent shall pay or cause to be paid to each such Stockholder at the Closing, (i) an amount in cash and shares of Parent Common Stock (to the extent permitted by this Agreement and if such holder is an Accredited Investor) equal to the product (rounded to the nearest cent) of (A) the number of Shares represented by such holder’s properly surrendered Certificates plus the number, if any, of such holders Book-Entry Shares and (B) the Initial Per Share Merger Consideration.

(iii) With respect to each holder of Shares who has not properly completed, executed and delivered a Letter of Transmittal to the Company, or who has failed to deliver the Certificate(s) evidencing such Shares (or an Affidavit of Loss in lieu thereof) to the Company, in each case prior to the Effective Time, Parent shall (x) deliver or cause to be delivered at the Closing to an account of the Payments Administrator specified by the Stockholder Representative not less than two (2) Business Days prior to the Closing Date (the “Stockholder Payment Account”) an amount in cash equal to (I) the product (rounded to the nearest cent) of (A) the number of Shares held by all such holders (other than Dissenting Shares) and (B) the Initial Per Share Merger Consideration, less (II) the aggregate cash value (based on the formula in Section 1.5(a)) of the shares of Parent Common Stock to be included in the Initial Merger Consideration that are to be issued to such holders assuming that all such holders are Accredited Investors, and (y) cause its transfer agent to issue at the Closing all such shares of Parent Common Stock and hold such shares deliverable to each such holder pending such holder’s delivery of the items set forth in the following sentence. Such cash shall be held in the Stockholder Payment Account and such shares shall be held by Parent’s transfer agent (in each case, subject to applicable abandoned property, escheat and similar Laws) for distribution to each such holder when and as such holder delivers a properly completed and executed Letter of Transmittal and the Certificate(s) evidencing such holder’s Shares (or an Affidavit of Loss in lieu thereof) to the Payments Administrator (who shall promptly thereafter deliver such documents to Parent), at which time the Payments Administrator shall distribute or cause to be distributed to such holder from the funds held in the Stockholder Payment Account the same cash amount (payable in the same manner) as such holder would have received from Parent under Section 2.1(a)(ii) if such Letter of Transmittal and Certificate(s) (or Affidavit of Loss in lieu thereof) had been delivered to the Company prior to the Effective Time and Parent shall cause its transfer agent to deliver to such holder such shares issued in such holder’s name and held by such transfer agent. Notwithstanding the foregoing, if any such holder is not an Accredited Investor (based on such holder’s Letter of Transmittal), then the shares of Parent Common Stock issued in such holder’s name and held by Parent’s transfer agent shall be cancelled and, in lieu of delivery of such shares to such holder, Parent shall deliver to such holder a cash amount equal to the value of such cancelled shares, as determined in accordance with the formula set forth in Section 1.5(a) of this Agreement.

(iv) Following the Closing, (A) any holder to which Section 2.1(a)(iii) applies shall be entitled to look only to the funds in the Stockholder Payment Account and, if such holder is not an Accredited Investor, only to Parent for any cash payable in lieu of shares of Parent Common Stock (in each case, subject to applicable abandoned property, escheat or similar Laws) and only as general creditors thereof with respect to the cash amount that such holder is entitled to receive pursuant to Section 2.1(a)(iii) upon delivery to the Payments Administrator of a properly completed and executed Letter of Transmittal and the Certificate(s) evidencing such holder’s Shares (or an Affidavit of Loss in lieu thereof), without any interest thereon, and (B) none of Parent, the Surviving Corporation or the Stockholder Representative shall be liable to any Stockholder for any amounts and shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(b) Escrow Fund. In accordance with the Escrow Agreement, Parent shall deposit into the Escrow Fund the Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held for the purpose of securing the indemnification and other obligations of the Stockholders set forth in this Agreement.

(c) No Further Rights in Company Capital Stock. All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Initial Per Share Merger Consideration will be equitably adjusted to reflect such change.

(e) Withholding Rights. Each of the Surviving Corporation, Parent and Merger Sub will be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld, such withheld amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Lost Certificates. In the event that any Certificate has been lost, stolen or destroyed, the holder of such Certificate may, in lieu of delivering such Certificate with the Letter of Transmittal delivered in accordance with Section 2.1(a)(ii) or Section 2.1(a)(iii), complete, execute and deliver to the Payments Administrator, an affidavit of loss and indemnity in a form reasonably satisfactory to Parent (an “Affidavit of Loss”).

(g) Termination of Stockholder Payment Account. Any funds remaining in the Stockholder Payment Account on the date that is six (6) months after the Closing Date will be delivered to Parent, and any holders of Shares who have not theretofore complied with this Section 2.1 will thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 1.5.

Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to Parent for any reason will be cancelled and exchanged for the applicable portion of the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 1.5(a).

Section 2.3 Treatment of Options. Prior to the Closing, the Company will take all actions necessary in accordance with the Company Stock Option Plan so that all Options outstanding immediately prior to the Effective Time will become fully vested and exercisable (whether or not currently exercisable) and, immediately prior to the Effective Time, each Option will be cancelled without any future liability to the Company or any other Person after the Effective Time in exchange for the right to receive from the Company the payment described in the following sentence (such amount payable pursuant to clause (a) in the following sentence with respect to each Optionholder, such holder’s “Option Consideration”), subject to applicable withholding. Each holder of an Option that is cancelled pursuant to the preceding sentence shall, in respect of such Option and subject to the terms and conditions of this Agreement, be entitled to (a) a cash payment in an amount equal to the product of (i) the excess, if any, of the Initial Per Share Merger Consideration over the applicable Exercise Price of such Option, and (ii) the number of shares of Company Common Stock underlying such Option, and (b) any amounts payable to such Optionholder pursuant to Section 2.7 and Section 2.8 (in the case of this clause (b), if, as and when payable in accordance with Section 2.7 and Section 2.8). Parent will cause the Company to pay to each Optionholder such Optionholder’s Option Consideration via payroll less applicable withholding Taxes on the Closing Date.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a Stockholder who is entitled to exercise, and properly complied with the provisions of Section 262 of the DGCL to demand appraisal rights with respect to such Shares (each, a “Dissenting Stockholder”) and not effectively withdrawn or lost its right to appraisal (collectively, the “Dissenting Shares”), such Dissenting Shares will not be converted into or exchangeable for or represent the right to receive the applicable Merger Consideration (except as provided in this Section 2.4) and will entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with the DGCL, unless and until such Dissenting Stockholder effectively waives such appraisal rights or is otherwise no longer entitled to payment for such Dissenting Shares in accordance with Section 262 of the DGCL. If any such Dissenting Stockholder effectively waives such appraisal rights or is otherwise no longer entitled to payment for the Dissenting Shares held by such Dissenting Stockholder in accordance with the Section 262 of DGCL, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder will be cancelled and converted into and represent the right to receive, without any interest thereon, the applicable Merger Consideration in accordance with Article I and this Article II, less applicable withholding taxes, if any, required to be withheld. The Company will not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make a binding offer to settle, or otherwise negotiate with, any Dissenting Stockholder regarding its exercise of appraisal rights prior to the Effective Time. The Company will give Parent notice of any such demands prior to the Effective Time.

Section 2.5 Closing Statement. At least three (3) Business Days prior to the Closing Date, the Company will deliver to Parent a statement setting forth a good faith estimate of (a) Closing Working Capital prepared in accordance with GAAP (the “Working Capital Estimate”) and the resulting Estimated Working Capital Overage or Estimated Working Capital Underage, if any, (b) Closing Cash prepared in accordance with GAAP (the “Closing Cash Estimate”), (c) the Transaction Expenses Payoff Amount, (d) the amount of Closing Indebtedness and the Indebtedness Payoff Amount, (e) the number of Shares issued and outstanding as of immediately prior to the Effective Time, (f) the Share Percentage and the Individual Share Percentage for each Stockholder, (g) with respect to each Option, the holder of such Option, the number of shares of Company Common Stock underlying such Option and the Exercise Price of such Option, in each case immediately prior to the Effective Time, and (h) the Option Percentage and the Individual Option Percentage for each Optionholder.

Section 2.6 Transactions to Be Effected at the Closing. At the Closing, the following transactions shall be effected by the Parties:

(a) Parent will pay the Initial Merger Consideration to the Payments Administrator and the holders of Shares in accordance with Section 2.1(a);

(b) Parent will transfer the Escrow Amount to the Escrow Fund;

(c) Parent will transfer the Holdback Amount to an account of the Escrow Agent (the “Holdback Account”);

(d) Parent will pay the Indebtedness Payoff Amount to such parties and in such amounts as designated in writing (such designation to be made at least two (2) Business Days prior to the Closing Date) in the Payoff Letters;

(e) Parent will pay the Transaction Expenses Payoff Amount, other than such amount related to Transaction Bonuses, to such parties and in such amounts as designated by the Company in writing (such designation to be made at least two (2) Business Days prior to the Closing Date); and

(f) Parent will pay the Transaction Expenses Payoff Amount related to Transaction Bonuses to the Company and cause the Company to pay to each recipient of a Transaction Bonus via the Company’s payroll system on the Closing Date an amount equal to such Transaction Bonus less applicable withholding Taxes.

Section 2.7 Merger Consideration Adjustment.

(a) Within 60 days after the Closing Date, Parent will deliver to the Stockholder Representative a statement (the “Statement”) of (i) the Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, if any, (ii) the Closing Cash and the resulting Closing Cash Overage or Closing Cash Underage, if any, (iii) any Transaction Expenses not included in the Transaction Expenses Payoff Amount (the “Additional Transaction Expenses”), and (iv) any Closing Indebtedness of the Company and Company Subsidiaries not included in the calculation of the Initial Merger Consideration (the “Additional Indebtedness”)

(b) The Statement will become final and binding upon all of the Parties at 5:00 p.m. in New York, New York on the 60th day following the date on which the Statement was delivered by Parent to the Stockholder Representative, unless the Stockholder Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Parent prior to such time. During such 60-day period, Parent shall cause the Surviving Corporation and its Subsidiaries to provide the Stockholder Representative and the Stockholder Representative’s advisors with reasonable access (including on-site access and electronic access to the extent available) during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of the Surviving Corporation and its Subsidiaries to the extent reasonably necessary to review the matters and information used to prepare and to support the Statement, all in a manner not unreasonably interfering with the business of the Surviving Corporation and its Subsidiaries. All fees, costs and expenses of the Stockholder Representative relating to the review of the Statement shall be borne by the holders of Shares and Options out of the Holdback Account and all fees, costs and expenses of Parent or the Surviving Corporation relating thereto shall be borne by Parent. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Parent in a timely manner, then the Statement (as revised in accordance with this Section 2.7(b)) will become final and binding upon Parent and the Stockholder Representative on the earlier of (i) the date Stockholder Representative and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by an independent accounting firm (the “Accounting Firm”). During the 14-day period following the delivery of a Notice of Disagreement, the Stockholder Representative and Parent will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such 14-day period the Stockholder Representative and Parent have not resolved in writing the matters specified in the Notice of Disagreement, then, no later than ten (10) days following such 14-day period, the Stockholder Representative and Parent will submit to the Accounting Firm for resolution, in accordance with the standards set forth in this Section 2.7, only matters that remain in dispute. The Accounting Firm will be UHY, LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Stockholder Representative and Parent in writing. The Stockholder Representative and Parent will use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 30 days of the receipt of such submission. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.7(b) (the “Accounting Fees”) shall be borne pro rata as between the Stockholder Representative (solely on behalf of the Stockholders and Optionholders), on the one hand, and Parent, on the other hand, in proportion to the final allocation made by the Accounting Firm of the disputed items weighted in relation to the claims made by the Stockholder Representative and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Parent claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Stockholder Representative and if the Accounting Firm ultimately resolves the dispute by awarding to the Parent an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Stockholder Representative and 70% (i.e., 700 ÷ 1,000) to Parent. For the avoidance of doubt, the fees, costs and expenses of any Party incurred in connection with this Section 2.7 (other than the Accounting Fees, which shall be allocated in accordance with this Section 2.7(b)) shall be paid by the Party incurring such fees, costs and expenses; provided, that the Stockholder Representative’s fees, costs and expenses shall be paid by the Stockholders and Optionholders.

(c) If the Stockholder Adjustment Amount exceeds the Parent Adjustment Amount (the amount of such excess, the “Excess Amount”), (i) within five (5) Business Days after a final determination Parent will make payment by wire transfer of immediately available funds to the Stockholder Representative, or upon written instruction of the Stockholder Representative, to the Payments Administrator, for distribution to each holder of Shares, contingent upon such holder’s delivery of a Letter of Transmittal and Certificates evidencing such holder’s Shares (or an Affidavit of Loss in lieu thereof) and in accordance with such holder’s Individual Share Percentage, subject to applicable withholding, an amount equal to the Share Percentage of any such Excess Amount, and (ii) Parent will cause the Company to pay to the Optionholders via payroll in accordance with their respective Individual Option Percentage, and subject to applicable withholding, an amount equal to the Option Percentage, the applicable portion of any such Excess Amount.

(d) If the Parent Adjustment Amount exceeds the Stockholder Adjustment Amount (the amount of such excess, the “Deficiency Amount”), within five (5) Business Days after a final determination in accordance with Section 2.7(b), the Stockholder Representative shall cause the Escrow Agent to make payment to Parent by wire transfer of immediately available funds from the Escrow Fund, the total amount of the Deficiency Amount.

Section 2.8 Payments from the Holdback Account. The Holdback Account will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto. The Stockholder Representative shall retain control over the funds in the Holdback Account and shall, promptly following completion of the Stockholder Representative’s duties, direct the Escrow Agent to pay all or a portion of any funds that remain in the Holdback Account to the Payments Administrator for further distribution to (i) the Stockholders, contingent with respect to each such holder upon such holder’s delivery of a Letter of Transmittal and Certificates evidencing such holder’s Shares (or an Affidavit of Loss in lieu thereof), in accordance with such holders’ respective Individual Share Percentages, and subject to applicable withholding, an aggregate amount equal to the Share Percentage of any such funds, and (ii) the Company, for further payment to the Optionholders via payroll in accordance with their respective Individual Option Percentages, and subject to applicable withholding, an aggregate amount equal to the Option Percentage of any such funds.

ARTIVLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for such jurisdictions where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Copies of the certificate of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent. The Company is not in default under or in violation of any provision of the Company Charter or the Company Bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a list of each Company Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, and the jurisdictions in which each Company Subsidiary is authorized to conduct business. Each Company Subsidiary (i) is duly organized/formed and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized, in good standing in all jurisdictions in which the conduct of its business requires it to be so qualified, except for such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, and (iii) has all the corporate or limited liability company power and authority to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to any Person means another Person, any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, more than 40% of the Equity Interests of which is owned directly or indirectly by such first Person; the terms “Company Subsidiary” and “Parent Subsidiary” mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of Parent, will include (A) Merger Sub prior to the Effective Time and (B) the Surviving Corporation as of and after the Effective Time.

(d) Copies of the certificate of incorporation, or similar organizational document, as applicable, of each Company Subsidiary, as amended and restated, and the bylaws or operating agreement, or other similar governing document, as applicable, of each Company Subsidiary, as amended and restated, as in effect as of the date of this Agreement, have previously been provided to Parent. No Company Subsidiary is in default under or in violation of any such governing document.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 23,030,000 shares of common stock, $0.001 par value per share (“Company Common Stock”), of which 2,082,961 shares are issued and outstanding, and (ii) 20,035,000 shares of Series B preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which 19,999,874 shares are issued and outstanding (collectively, the “Company Capital Stock”). No shares of Company Capital Stock are held in the Company’s treasury. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock, except for Options issued pursuant to the Company Stock Option Plan. 2,988,549 shares of Company Common Stock were originally reserved for issuance under the Company Stock Option Plan. No Company Stock Option has an Exercise Price in excess of $0.01. The Company does not have any “phantom equity” plans, agreements or awards.

(c) There are no bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding as of the date of this Agreement.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens (other than transfer restrictions under applicable federal and state securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. There are no outstanding obligations to which the Company or any Company Subsidiary is a party restricting the transfer of, or limiting the exercise of voting rights with respect to, any Equity Interest in any Company Subsidiary.

Section 3.3 Authority; No Violation.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the Merger. The execution, delivery and performance of this Agreement by the Company have been duly and validly adopted by the Company Board and, except for (i) the Written Consent and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the Merger and the other transactions contemplated by this Agreement (the “Transactions”). The holders of Company Capital Stock are authorized to act by the Written Consent and the Written Consent is the only vote or consent of the holders of any of the Company Capital Stock necessary to adopt this Agreement and to approve the Merger and the other Transactions contemplated by this Agreement. There are no Contracts to which the Company or any Company Subsidiary is a party defining or governing the rights of the holders of any Company Capital Stock or any of its other equity holders in their capacities as such, and there are no Contracts between or among the Company or any Company Subsidiary and the holders of Company Capital Stock defining or governing the rights of the Company Capital Stock, as applicable. The Company Board has (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company’s stockholders, and (ii) recommend that the Company’s stockholders that they adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity)

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of the Company or any of the Company Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and subject to obtaining the Written Consent, (A) violate any Order or other legal restraint or prohibition (an “Injunction”), any Law applicable to the Company, any of the Company Subsidiaries or any of their respective material properties or assets, or any material Permit of the Company or a Company Subsidiary or by which any of the assets of the Company or a Company Subsidiary are bound or subject, or (B) result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any Company Material Contract.

Section 3.4 Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) receipt of such consents from, or registrations, declarations, notices or filings made to or with State PSCs as are required in order to effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate the Merger and other Transactions, including any related financings by Parent (the “State Approvals”), and (c) receipt of such consents from, or registrations, declarations, notices or filings made to or with the FCC as are required in order to effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate the Merger and the other Transactions, including any related financings by Parent (the “FCC Approval”), no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Transactions.

Section 3.5 Financial Statements.

(a) The audited consolidated financial statements of the Company and the Company Subsidiaries for the years ended December 31, 2016 and 2015 and the unaudited consolidated financial statements of the Company and the Company Subsidiaries for the year ended December 31, 2017 (including in each case, any related notes and schedules thereto, where applicable) (collectively, the “Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements for the year ended December 31, 2017 are subject to normal year-end audit adjustments which, in the aggregate, would not be material in amount. Each of the Company Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto. Each of the representations and warranties in this Section 3.5(a) is qualified as follows: for the period from January 1, 2015 through March 31, 2015, the Company Financial Statements reflect only the assets, liabilities, revenue and expenses of the Company directly attributable to its Cloud Operations division, as well as allocations deemed reasonable by management to present the Company Financial Statements for such period on a carve-out basis in accordance with GAAP standards, and do not necessarily reflect the Company Financial Statements as they would have been presented for such Cloud Operations division had it been a separate, stand-alone entity during such period.

(b) Except for those liabilities and obligations that are (i) reflected or reserved against on the December 31, 2017 unaudited consolidated balance sheet of the Company and the Company Subsidiaries or disclosed in the notes thereto, or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2017, neither the Company nor any of the Company Subsidiaries has incurred any Indebtedness or liability, obligation or claim of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP (excluding immaterial liabilities, obligations and claims to the extent that, if they were not so reflected, would not cause such balance sheet, taken as a whole, to not be prepared in accordance with GAAP).

(c) The Company and Company Subsidiaries make and keep and, for all periods covered by the Company Financial Statements, have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and Company Subsidiaries. The Company and Company Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6 Absence of Company Material Adverse Effect

. Since January 1, 2017 through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Legal Proceedings.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (each, an “Action”), against the Company or any of the Company Subsidiaries.

(b) There is no Injunction or judgment imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries.

Section 3.8  Taxes and Tax Returns. Each of the Company and the Company Subsidiaries has duly and timely filed all federal, state, foreign and local Tax Returns required to be filed by any of them (all such returns being accurate and complete in all respects) and has duly and timely paid all Taxes (whether or not such Taxes were shown as due and payable on such Tax Returns) other than Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against. Any liability with respect to deficiencies asserted as a result of any audit, examination or similar proceeding of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no disputes pending, or claims asserted (in writing or otherwise), for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax, allocation or indemnification agreement or arrangement the primary subject matter of which is Taxes (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns. Neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction described in or intended to satisfy the requirements of Section 355 of the Code. Each of the Company and the Company Subsidiaries has in all material respects properly and timely withheld or collected and timely paid over to the appropriate taxing authority (or each is properly holding for such timely payment) all Taxes required to be withheld, collected and paid over by applicable Law. There are no Liens for Taxes upon any asset of the Company or any Company Subsidiary other than Permitted Liens (within the meaning of clause (c) of such term). Neither the Company nor any of the Company Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other similar material agreement or ruling relating to Taxes nor are there any pending requests for such rulings or similar agreements by or before a taxing authority. Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period (or any portion thereof) ending on or prior to the Closing Date, including under Section 481(a) of the Code or any similar provision of applicable Law; (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any similar provision of applicable Law executed on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any similar provision of applicable Law); or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code. Other than the affiliated group of which the Company is the common parent, neither the Company nor any of the Company Subsidiaries has any liability under Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law, as a transferee or successor, or as a result of any contractual obligation for any Taxes of any other Person. Neither the Company nor any of the Company Subsidiaries has obtained any consent or clearance from or entered into any settlement or arrangement with any taxing authority that would be binding on Parent or any of its Affiliates or result in a material Tax liability for Parent or any of its Affiliates for any Tax period (or portion thereof) ending after the Closing Date. Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a similar provision of applicable Law. Since December 31, 2013, no written claim or nexus inquiry has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any of them is or may be subject to tax by that jurisdiction or that any of them has a duty to collect Taxes. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all terms and conditions of any applicable material Tax exemption, Tax holiday, or other Tax reduction agreement, and no such applicable material Tax exemption, Tax holiday, or other Tax reduction agreement will be adversely affected by the Transactions. None of the Company nor any Company Subsidiary has elected to relinquish the carryback of any of its respective net operating losses pursuant to Treasury Regulations Sections 1.502 21(b)(3)(ii)(B) or Section 172(b)(3) of the Code, or any similar provision of applicable Law.

Section 3.9 Employee Benefit Plans; Labor.

(a) Section 3.9(a) of the Company Disclosure Letter contains a true and complete list of (i) each nonqualified deferred compensation or retirement plan for employees located in the United States, (ii) each qualified “defined contribution plan” (as such term is defined under Section 3(34) of ERISA), (iii) each qualified “defined benefit plan” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) each “welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), and (v) each compensatory or benefit plan or program, or stock option plan, including written individual contract, employee agreement, plan, program, or arrangement, in each case, whether funded or unfunded, that currently are maintained or sponsored in whole or in part, or contributed to by any of the Company, the Company Subsidiaries or any Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of the Company or the Company Subsidiaries, or the Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary or any of the Company Commonly Controlled Entities may have any liability (collectively clauses (i) through (v) are referred to as “Company Benefit Plans”).

(b) Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code, or in the case of a Pension Plan that is maintained pursuant to the adoption of a master, prototype, or volume submitter plan document, the sponsor of such master or prototype or volume submitter plan document has obtained from the National Office of the IRS an opinion or notification letter stating that the form of the master, prototype or volume submitter document is acceptable for the establishment of a qualified retirement plan. The Company Benefit Plans comply in all respects in both form and in operation with the requirements of the Code, ERISA and all other applicable Laws.

(c) To the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any of the Company Benefit Plans. Except as set forth in Section 3.9(c) of the Company Disclosure Letter, none of the assets of any Pension Plan or Welfare Plan trust is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(d) (i) Neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a “Company Commonly Controlled Entity”) (A) sponsors, maintains or contributes to, or is obligated to maintain or contribute to, or has any liability under, or has in the preceding seven (7) years sponsored, maintained, or contributed to, or had any obligation to maintain or contribute to, any Pension Plan or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 412 or Section 430 of the Code, or any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (B) has any unsatisfied liability imposed under Title IV of ERISA or Section 412 or Section 430 of the Code and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and with applicable Law and guidance. No Pension Plan or related trust has been terminated during the last seven years. No assets of the Company or any Company Subsidiary are subject to any Lien under Section 412(n) or 430(k) of the Code or Section 302(f) or 302(k) or Title IV of ERISA.

(e) Neither the Company nor any Company Subsidiary has communicated a commitment, whether orally or in writing, generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Company Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f) Except as set forth in Section 3.9(f) of the Company Disclosure Letter, none of the Welfare Plans obligates the Company or any Company Subsidiary to provide any current employee or former employee (or any dependent thereof) any life insurance or health benefits or other welfare benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(g) No Company Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and no commitment (whether oral or in writing) has been made, that restricts the Company or Company Subsidiaries from amending or terminating such Company Benefit Plan with respect to the accrual of future benefits; except that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(h) Except as set forth in Section 3.9(h)(i) of the Company Disclosure Letter, no payment or benefit under any Company Benefit Plan that will or may be made by the Company or any Company Subsidiary in connection with the Merger to any current employee of the Company or Company Subsidiaries could reasonably be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code. Except as set forth in Section 3.9(h)(ii) of the Company Disclosure Letter, as provided in this Agreement or as required by applicable Law, consummation of the Transactions will not (i) entitle any current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Company Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee), in each case under any Company Benefit Plan. Except as set forth in Section 3.9(h)(iii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such Person is provided with amounts subject to excise or additional taxes, interest or penalties incurred pursuant to Sections 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i) The Company and the Company Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes under applicable Law.

(j) Except as would not reasonably be expected to result in a Tax or penalty, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is and has been in documentary and operational compliance with Section 409A of the Code and any guidance issued with respect thereto.

(k) The Company has complied in all material respects with all applicable Laws concerning employment rights and obligations. Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement, or a member in any employers’ organization which is entitled to conclude a collective bargaining agreement on behalf of its member companies, and there is no collective bargaining agreement which, although the Company or Company Subsidiary is not a party to it, applies due to standard reference in employment agreements or by state decree as a generally applicable collective bargaining agreement. No collective bargaining agreement or shop agreement is being negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. There is no labor dispute, work stoppage, slow down or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which would reasonably be expected to interfere with the respective business activities of the Company or any of the Company Subsidiaries (and no work stoppages, slow downs, labor disputes or strikes occurred during the last five years). As of the date of this Agreement, to the knowledge of the Company, there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity or in relation to any labor rules and regulations or any other competent labor authority pending or threatened in writing.

(l) There is no liability under ERISA or otherwise with respect to any Company Benefit Plan other than for the payment or provision of the benefits due thereunder in accordance with its terms, which has been incurred or, based upon such facts as exist on the date hereof, may reasonably be expected to be incurred. There are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans (other than routine undisputed claims for benefits under the Company Benefit Plans or other immaterial claims or disputes that are being handled in the normal course of plan administration), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under Company Benefit Plans). To the knowledge of the Company, no facts exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course).

(m) No Welfare Plan is or at any time in the past seven years was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have within the past seven years been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

Section 3.10 Compliance with Law. At all times since December 31, 2013, the Company and each of the Company Subsidiaries have complied in all material respects with and are not in default under any Law or Order relating to the Company or any of the Company Subsidiaries or by which any material property or asset of the Company or any Company Subsidiary is bound. As of the date hereof, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor, to the knowledge of the Company, has any Governmental Entity indicated to the Company an intention to conduct any such investigation.

Section 3.11 Environmental Matters. The Company and each of the Company Subsidiaries is, and at all times has been, in compliance in all material respects with all Environmental Laws. The Company and the Company Subsidiaries hold all Permits required under applicable Environmental Laws to permit the Company and the Company Subsidiaries to conduct their businesses as currently conducted. The business and operations of the Company and the Company Subsidiaries are in compliance with all such Permits. No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law. There have been no Releases of Hazardous Substances by the Company or any Company Subsidiary at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company, any Company Subsidiary or any predecessors in interest that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law. The Company has provided to Parent all material environmental site assessments, audits, investigations and studies in their possession, custody or control relating to property or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been in business other than those related to the provision of communication services that would reasonably be expected to present environmental issues of a materially different scope or magnitude than those presented in the provision of communication services. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has operated or currently operates (i) any manufacturing facilities, (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act or (iii) any business that manages the hazardous wastes of any unrelated party. The representations contained in the immediately prior sentence of this Section 3.11 shall not be deemed to be breached unless the operation or ownership of such other business or businesses has resulted in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

Section 3.12 Material Contracts.

(a) Except as listed in Section 3.12(a) of the Company Disclosure Letter, or any Company Benefit Plan that is listed in Section 3.9(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract that is:

(i) a “non-compete” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by the Company or any of the Company Subsidiaries;

(ii) a joint venture, partnership or limited liability company agreement or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such agreement or arrangement solely between or among the Company and/or the Company Subsidiaries;

(iii) an agreement (other than a future contract, option contract or other derivative transaction) that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $150,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(iv) an acquisition agreement that contains “earn-out” or other contingent payment obligations that would reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $150,000;

(v) an agreement relating to indebtedness for borrowed money or any financial guaranty, in each case pertaining to indebtedness in excess of $150,000 individually;

(vi) a lease or sublease with respect to real property;

(vii) an agreement pursuant to which the Company or any Company Subsidiary (1) is granted or obtains any right to use any Intellectual Property (excluding standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (2) is restricted in its right to use or register any Company Intellectual Property, or (c) permits any other Person to use, enforce, or register any Company Intellectual Property, in each case including any license agreements, coexistence agreements, and covenants not to sue (other than the ordinary course limited license granted pursuant to the Company’s standard form of customer agreement);

(viii) an employment agreement with an employee of the Company or a Company Subsidiary, or an agreement with an independent contractor requiring payments in excess of $75,000 in any calendar year;

(ix) a capital lease;

(x) an agreement that involves a forward, future, hedge, swap, collar, put, call, option or similar derivative transaction;

(xi) an agreement of guaranty, surety or indemnification;

(xii) an agreement for severance or retention payments or under which the Company or a Company Subsidiary is obligated to make any payment of Transaction Bonuses; or

(xiii) a Contract relating to (A) the sale, outbound license or outbound lease by the Company or any Company Subsidiary of any material indefeasible rights of use of capacity infrastructure or peering arrangements or (B) the purchase, inbound license or inbound lease by the Company or any Company Subsidiary of any material indefeasible rights of use of capacity infrastructure or peering arrangements;

(xiv) a collective bargaining agreement; or

(xv) an agreement that has not been fully satisfied or terminated in accordance with its terms relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or properties in excess of $100,000, not made in the ordinary course of business consistent with past practice.

(all contracts of the type described in this Section 3.12(a), being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any of the Company Subsidiaries is in material breach of or default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary that is a party thereto and is in full force and effect; except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally; and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.13 Intellectual Property; Data Privacy.

(a) Either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(b) Section 3.13(b)(i) of the Company Disclosure Letter sets forth all Company Registered Intellectual Property. All required filings and fees related to such Company Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars. Section 3.13(b)(ii) of the Company Disclosure Letter sets forth all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is not Company Registered Intellectual Property and which is material to the businesses of the Company and Company Subsidiaries as currently conducted (collectively, together with the Company Registered Intellectual Property, the “Company Owned Intellectual Property”).

(c) There are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries and their products and services do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any Person.

(d) Neither the Company nor any Company Subsidiary has made any claim during the past three (3) years of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets including requiring employees, contractors and other Persons having access thereto to execute written nondisclosure agreements. To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries have been disclosed or authorized to be disclosed by the Company or the Company Subsidiaries to any third party other than pursuant to a valid and enforceable nondisclosure agreement. To the knowledge of the Company, no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in material breach, violation or default.

(f) Each Person who contributed, developed or conceived any Company Owned Intellectual Property has done so pursuant to a valid and enforceable written agreement that (i) protects the confidential information disclosed by the Company and its Subsidiaries and (ii) grants the Company and its Subsidiaries exclusive ownership of the Person’s contribution, development or conception and waives any non-assignable interests in such contribution, development or conception, such as moral rights.

(g) During the three (3) years prior to the date hereof, to the knowledge of the Company, there has been no act or omission in respect of the use or enforcement of the Company Owned Intellectual Property that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property.

(h) No source code for any Company Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee of the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has any duty or obligation to deliver, license, or make available the source code for any Company Proprietary Software to any escrow agent or other Person who is not an employee of the Company or any Company Subsidiary.

(i) No Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that has been or is used in the businesses of the Company and its Subsidiaries in a manner that would (i) require or condition the use or distribution of such Company Proprietary Software on the disclosure, licensing, or distribution of any source code for any portion of such Company Proprietary Software or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Proprietary Software.

(j) To the knowledge of the Company, the Company Proprietary Software does not contain any program routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, lock-out device, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door, that is designed to access, modify, delete, damage, disable, deactivate, interfere with, or otherwise harm the Company Proprietary Software or any of the Company’s information technology systems, data or other electronically stored information, or computer programs or systems.

(k) The Company and the Company Subsidiaries, and to the knowledge of the Company all of its and their providers of information technology services, have (i) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines and all applicable Laws relating to privacy, data protection, user data or Personal Data, including Personal Data of customers, employees, contractors and third parties who have provided information to the Company or any Company Subsidiary; and (ii) implemented and maintained, in all material respects, a comprehensive security plan that includes industry standard administrative, technical and physical safeguards to ensure that Personal Data is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. To the knowledge of the Company, within the past five (5) years there has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of the Company and the Company Subsidiaries. Within the past three (3) years, no Person has made any material claim or commenced any Action with respect to, and the Company and the Company Subsidiaries have not, to the knowledge of the Company, experienced any incident relating to, any actual or suspected loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained or processed by or on behalf of the Company and the Company Subsidiaries. Except for disclosures of information permitted or required by privacy Laws or authorized by the provider of Personal Data, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any Personal Data.

(l) The Company and the Company Subsidiaries have implemented business continuity and disaster recovery plans and have arranged for back-up data processing services adequate to meet their data processing needs in the event that the computer systems, networks, hardware, software, databases, websites, and equipment of the Company or the Company Subsidiaries or any of their material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. The computer systems, networks, hardware, software, databases, websites, and equipment of the Company or the Company Subsidiaries have not suffered any failures, errors or breakdowns within the past three years that have caused any material disruption or interruption in the business of the Company and the Company Subsidiaries. The computer systems, networks, hardware, software, databases, websites, and equipment of the Company or the Company Subsidiaries have not suffered any failures, errors or breakdowns within the past three (3) years that have caused any material disruption or interruption in the business of the Company or the Company Subsidiaries.

Section 3.14 Title to Properties; Assets. The Company and each of the Company Subsidiaries have good and valid fee simple title to its owned properties and tangible assets or good and valid leasehold interests in all of its leasehold properties and tangible assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business consistent with past practices. All properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens. The equipment and other tangible assets of the Company and the Company Subsidiaries are in all material respects in good operating condition, normal wear and tear and ordinary maintenance requirements excepted.

Section 3.15 Real Property. Section 3.15 of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company or any Company Subsidiaries. The Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any such Company Subsidiary as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any Company Subsidiary as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”). The Company Subsidiaries have exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any Permitted Liens and use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property.

Section 3.16 Regulatory Matters.

(a) The Company and the Company Subsidiaries hold all Permits issued by the FCC or the state public service or public utility commissions or other similar state regulatory bodies (“State PSCs”), and all other material regulatory Permits, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any Company Subsidiary by a Governmental Entity (the “Company Licenses”) that are required for the Company and each Company Subsidiary to conduct its business, as presently conducted. Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Company Licenses, together with the name of the entity holding such Company License. True correct and complete copies of each Company License (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same jurisdictions, or (ii) any pending proceeding by or before the FCC or State PSCs to suspend, revoke or cancel such Company License, or any judicial review of a decision by the FCC or State PSCs with respect thereto. To the knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).

(c) Company License is in compliance in all material respects with such Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations, written policies and orders of the FCC (together with the Communications Act, the “FCC Rules”) or similar state telecommunications laws (the “State Telecommunications Laws”) and the rules, regulations, written policies and Orders of State PSCs (collectively with the State Telecommunications Laws, the, “PSC Rules”), and the payment of all regulatory fees and contributions, except for exemptions, waivers or similar concessions or allowances. Without limiting the foregoing, the licensee of each Company License is in material compliance with the applicable requirements of the Federal and state Universal Service Fund programs, the Federal Telecommunications Relay Service programs, the Federal North American Numbering Plan Administration program, the Federal Local Number Portability Administration program (collectively, the “USF Programs”), the Communications Assistance to Law Enforcement Act (“CALEA”), and the FCC’s regulations concerning treatment and protection of Customer Proprietary Network Information (“CPNI”). All reports and other submissions required in connection with the USF Programs, CALEA, CPNI regulations, including contribution remittances, have been timely filed in materially true, correct and complete form. To the knowledge of the Company and the Company Subsidiaries, there are no pending or threatened investigations, inquiries, audits, examinations or other proceedings in connection with the performance of the Company and the Company Subsidiaries of their USF Programs, CALEA and CPNI obligations.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) implemented, or been alleged or found to have implemented, an unauthorized change of an end user’s carrier (“Slamming”) or (ii) placed or been alleged or found to have placed an unauthorized charge on customer billing (“Cramming”).

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Letter, the Company and all Company Subsidiaries have timely complied with any compensation, restoration, reimbursement, reporting, or other obligations arising in connection with public and private right-of-way access and pole attachment agreements.

(f) Except as set forth in Section 3.16(f) of the Company Disclosure Letter, the Company and all Company Subsidiaries have timely submitted all required international traffic and circuit status reports in materially true, correct and complete form. Except as set forth in Section 3.16(f) of the Company Disclosure Letter, the licensee of each Company License is in material compliance with the applicable requirements of federal and state network outage reporting (“NOR”) requirements. All reports and other submissions required in connection with federal and state NOR requirements have been timely filed in materially true, correct and complete form. To the knowledge of the Company and the Company Subsidiaries, there are no pending or threatened investigations, inquiries, audits, examinations or other proceedings in connection with the performance of the Company and the Company Subsidiaries of their NOR requirements.

(g) The Company or a wholly-owned Subsidiary of the Company directly or indirectly owns 100% of the Equity Interests and controls 100% of the voting power and decision-making authority of each holder of the Company Licenses. No Company License, Order or other agreement, obtained from, issued by or concluded with any State PSC would impose restrictions on the ability of any Company Subsidiary to make payments, dividends or other distributions to the Company or any Company Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by other State PSCs.

Section 3.17 Interconnection Agreements. The Company or a Company Subsidiary has entered into, with incumbent local exchange carriers or other non-incumbent carriers, all interconnection agreements, line sharing agreements, line splitting agreements and other Contracts (the “Company Interconnection Agreements”), that are necessary to conduct their respective businesses as currently conducted. All Company Interconnection Agreements entered into pursuant to Sections 251 and 252 of the Telecommunications Act of 1996 (the “Telecommunications Act”), including amendments to implement the FCC’s Triennial Review Remand Order, to the extent such amendments have been adopted, include the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services provided under Sections 251 and 252 of the Telecommunications Act. All Company Interconnection Agreements have been approved by the applicable State PSC. The Company and any Company Subsidiary, as applicable, that is a party to a Company Interconnection Agreement has performed in all material respects all obligations required to be performed by it under such Company Interconnection Agreement.

Section 3.18 Network Facilities. Except as set forth in Section 3.18 of the Company Disclosure Letter:

(a) All Company Owned Network Facilities and, to the knowledge of the Company, all Company leased Network Facilities: (i) are in all material respects in good working order and condition and are without any material defects individually and in the aggregate; (ii) are, individually and in the aggregate, operated, installed, and maintained by the Company, a Company Subsidiary, or their contractors in a manner that is in compliance in all material respects with (x) generally accepted industry standards for the United States industry, (y) performance requirements in service agreements with customers of the Company and the Company Subsidiaries, and (z) all Laws, and (iii) comply, individually and in the aggregate, in all material respects with applicable performance standards.

(b) The Company or a Company Subsidiary owns, free and clear of all Liens (other than Permitted Liens and Liens to be discharged at the Closing), all right, title and interest in Company Owned Network Facilities. No third party may revoke or otherwise encumber or interfere in any material respect with such right, title, and interest.

(c) (i) Each Contract under which any third party provides Network Facilities, including leases, licenses, indefeasible rights of use of capacity or infrastructure, pole attachment agreements and Right-of-Way Agreements (a “Company Network Facility Agreement”), to which the Company or any Company Subsidiary is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, and neither the Company nor any Company Subsidiary is in material breach of or material default under any Company Network Facility Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by the Company or any Company Subsidiary or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Company Network Facility Agreement, and (iii) as of the date hereof, no third party has repudiated, revoked, terminated, or otherwise materially interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise materially interfere with the performance of any Company Network Facility Agreement. Any notices or other actions required to be taken to renew the term of a Company Network Facility Agreement for any upcoming renewal term have been taken or given in the manner and within the time provided in such Company Network Facility Agreement (or the time period provided for giving of such notice or to undertake such action has not expired) to effectively renew the term of such Company Network Facility Agreement for the upcoming term thereof to the extent that such Company Network Facility Agreement is renewable by its terms and the Company or the applicable Company Subsidiary intends to renew such Company Network Facility Agreement. To the knowledge of the Company, as of the date of this Agreement, the Company and the Company Subsidiaries hold all Company Network Facility Agreements necessary to conduct the Company’s business and no event has occurred, or circumstance exists, that, but for the passage of time or giving of notice, would preclude any Company Network Facility Agreement from being renewed in accordance with the terms thereof to the extent the Company or the applicable Company Subsidiary intends to renew such Company Network Facility Agreement.

Section 3.19 Insurance. The Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as the Company believes to be customary for the industries in which it and the Company Subsidiaries operate. Neither the Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of the Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.20 Application of Takeover Laws. The Company and the Stockholders have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to Parent or Merger Sub as a result of the Transactions, including the conversion of Company Capital Stock pursuant to Section 1.5(a).

Section 3.21 Affiliate Transactions. There are not any transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand.

Section 3.22 Customers and Suppliers.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth (i) the top thirty customers of the Company based on aggregate consideration paid to the Company for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.22(a) of the Company Disclosure Letter, the Company has not received any notice (in writing, including by e-mail to the Company’s legal department, or otherwise in accordance with the terms of any applicable contract with the Material Customer), that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.22(b) of the Company Disclosure Letter sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.22(b) of the Company Disclosure Letter, the Company has not received any notice (in writing, including by e-mail to the Company’s legal department, or otherwise in accordance with the terms of any applicable contract with the Material Supplier), that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.23 Directors, Officers, Managers. Section 3.23 of the Company Disclosure Letter sets forth a list of all officers, directors, partners and/or managers of the Company and each Company Subsidiary as of the date hereof.

Section 3.24 Books and Records. The minute books and stock record books of the Company and the Company Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the members, the board of directors, any committee of the board, or the manager, as applicable, and no meeting, or action taken by written consent, of any such stockholders, members, board, committee or manager has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.25 Broker’s Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than as set forth on Section 3.25 of the Company Disclosure Letter. The Company has heretofore provided to Parent a correct and complete copy of the Company’s engagement letters with the entities set forth on Section 3.25 of the Company Disclosure Letter, which letters describe all fees payable to the entities set forth on Section 3.25 of the Company Disclosure Letter, in connection with the Transactions and all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts with the entities set forth on Section 3.25 of the Company Disclosure Letter, entered into in connection with the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Parent Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Merger Sub Corporate Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of Parent and the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation of the Transactions, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, violate any Injunction or Law applicable to Parent, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets.

Section 4.4 Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) the State Approvals and (c) the FCC Approval, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent or Merger Sub of this Agreement and (ii) the consummation by Parent and Merger Sub, as applicable, of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Financing. Parent will have at the Effective Time access to immediately available funds sufficient to pay the amounts required to be paid by Parent hereunder and to pay all related fees and expenses to be paid by Parent at the Closing. Parent’s and Merger Sub’s obligations under this Agreement are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing to enable Parent to meet its obligations hereunder.

Section 4.6 Legal Proceedings.

(a) Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Actions, against Parent or any Parent Subsidiary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no Injunction or judgment imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 SEC Reports. No report on Form 10-K, Form 10-Q or Form 8-K (including exhibits and all other information incorporated therein) filed by Parent with, or furnished by Parent to, the SEC during the twenty-four month period prior to the date hereof contained any untrue statement of material fact or omitted any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case determined as of the date of such filing or furnishing of such item.

Section 4.8 Parent Common Stock. The shares of Parent Common Stock to be issued to the Stockholders pursuant to the terms of this Agreement have been duly authorized, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will not be issued in violation of the preemptive or similar rights of any stockholder, and will be listed for trading on the principal stock exchange on which the shares of common stock of Parent are traded as of the date of this Agreement.

Section 4.9 Investment Intent. Parent is acquiring all of the shares of the Company Capital Stock for its own account and not with a view to the distribution of those interests within the meaning of Section 2(11) of the Securities Act.

Section 4.10 Broker’s Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger.

ARTILCE V
PRE-CLOSING COVENANTS

Section 5.1 Conduct of Businesses by the Company Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, as required by a Governmental Entity or applicable Law or as Parent may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), the Company will, and will cause each of the Company Subsidiaries to use commercially reasonable efforts to (a) conduct, in all material respects, its business in the ordinary course, including the timely payment in accordance with historical practice of all Taxes, accounts payable and other liabilities, (b) preserve intact its business organization and its significant business relationships and to preserve satisfactory relationships with its employees, (c) maintain insurance upon all of the material assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement, and (d) maintain all Permits and timely pay all material fees, charges and other amounts to Governmental Entities.

Section 5.2 Company Forbearances. Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except as set forth on Section 5.2 of the Company Disclosure Letter or as contemplated or permitted by this Agreement or as required by applicable Law, the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a) incur any Indebtedness;

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (other than from employees that have ceased to be employed by the Company or a Company Subsidiary pursuant to Contracts in effect on the date of this Agreement) or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except dividends paid by any of the Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries; provided that nothing in this Agreement shall restrict the Company from declaring and paying a cash dividend or making a cash distribution to its stockholders prior to the Closing Date; or

(iii) issue, sell, grant or authorize the issuance, sale or grant of any shares of Company Capital Stock or other ownership interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, options, or warrants with respect to any such shares of Company Capital Stock, ownership interests or convertible or exchangeable securities;

(c) except as required by Law or an agreement (including, any Company Benefit Plan) in effect on the date of this Agreement, or as otherwise set forth in Section 5.2(c) of the Company Disclosure Letter:

(i) increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any director, executive officer or employee other than ordinary course annual wage and salary increases for employees (other than employees with a title of Vice President or a title senior to Vice President) that do not increase the aggregate amount of such wages and salaries for all such affected employees by more than $125,000;

(ii) enter into or amend any employment or severance agreements with any director or executive officer;

(iii) establish any bonus or incentive plan;

(iv) pay any pension or retirement allowance not allowed by any existing plan or agreement or by applicable Law;

(v) pay any bonus to any director or executive officer other than pursuant to the 2017 Annual Bonus Plans in effect on the date of this Agreement; or

(d) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee of the Company or a Company Subsidiary;

(e) sell, lease, transfer or otherwise dispose of any of its material properties or assets to any Person other than a Company Subsidiary, except for the disposal of obsolete assets or assets sold in the ordinary course of business;

(f) compromise, settle or agree to settle any Action in which damages are being sought against the Company or any Company Subsidiary, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, and (ii) do not involve any imposition of equitable relief on, or any admission of wrongdoing or, in the context of any actual or potential violation of any criminal Law, any nolo contendere or similar plea by, the Company or any Company Subsidiaries;

(g) make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;

(h) purchase or otherwise acquire any real property;

(i) enter into or renew any contract with a term greater than one year and annual payments by the Company or any Company Subsidiary greater than $250,000;

(j) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;

(k) amend the Company Charter or the Company Bylaws, except as otherwise required by Law;

(l) except as required by GAAP as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting;

(m) except as required by applicable Law, make, change or rescind any material Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of the Company Subsidiaries, obtain any Tax ruling, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Company Subsidiaries;

(n) waive or amend in any material respect any of its material rights under any Company Material Contract;

(o) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(p) fail to maintain, or allow to lapse or abandon, any material foreign or U.S. registrations in connection with any Company Intellectual Property;

(q) except as required by Law, enter into or amend in any material respect any collective bargaining agreement;

(r) make any discretionary contributions to pension or retirement plans in excess of the minimum required contributions as required by the Pension Protection Act of 2006 or similar legal requirements for plans outside the United States;

(s) conduct the businesses of the Company or any Company Subsidiary in a manner that would cause the Company or any Company Subsidiary to become an “investment company” subject to registration under the Investment Company Act;

(t) terminate or permit any material Permit of the Company to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable material Permit of the Company;

(u) change recurring or non-recurring rates, promotions, credit policies or collections procedures, or sales incentives and commission plans for employees of the Company or a Company Subsidiary or any other agent of the Company or a Company Subsidiary;

(v) accelerate the billing, collection or other realization of accounts receivable or other sums payable to the Company or any of the Company Subsidiary;

(w) fail to pay or satisfy, or delay the payment or satisfaction of, any accounts payable or other obligations;

(x) take any action outside the ordinary course of business consistent with past practices that would materially impact the Working Capital of the Company and the Company Subsidiaries; or

(y) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1 Filings; Other Actions; Notification.

(a) The Company, Parent and Merger Sub will use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or Orders, including the FCC Approval and State Approvals, required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any Action by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required in order to obtain the FCC Approval, (B) as promptly as reasonably practicable, and in any event within seven (7) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required in order to obtain the State Approvals, and (C) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Law. The Company and Parent will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.

(b) The Company will give (or will cause the Company Subsidiaries to give) any notices to third parties, and use, and cause the Company Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents (i) required under the terms of any Company Material Contract or Permit of the Company or any Company Subsidiary to consummate the Transactions, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.

(c) Without limiting the generality of anything contained in this Section 6.1, each Party hereto will: (i) give the other Parties prompt notice of the making or commencement of any Action with respect to the Merger or any of the other Transactions; (ii) keep the other Parties informed as to the status of any such request or Action; (iii) promptly inform the other Parties of any communication to or from any Governmental Entity regarding the Merger or any of the other Transactions; (iv) respond as promptly as practicable to any additional requests for information received by any Party from any Governmental Entity with respect to the Transactions or filings contemplated by Section 6.1(a); and (v) use commercially reasonable efforts to prevent the entry in any Action brought by a Governmental Entity or any other Person of any Injunction which would prohibit, make unlawful or delay the consummation of the Transactions. Each Party hereto will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by applicable Law, in connection with any such request or Action, each Party will permit Representatives of the other Parties to be present at each meeting or conference relating to such request or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request or Action.

(d) Without limiting the generality of the foregoing, each of Parent, Merger Sub and the Company agrees to (and the Company will cause each Company Subsidiary to) use commercially reasonable efforts to: (A) promptly provide all information requested by any Governmental Entity in connection with the Transactions; (B) obtain such approvals, consents and clearances as may be necessary, proper or advisable under any applicable Laws; (C) promptly provide all notifications required by, and file all applications with, the FCC seeking the consent of the FCC that are necessary or appropriate to consummate the Transactions, including the FCC Approvals listed on Section 6.1(d) of the Company Disclosure Letter; and (D) promptly provide all notifications and registrations required by, and file all applications with, each applicable State PSC that are necessary or appropriate to consummate the Transactions, including the State Approvals listed on Section 6.1(d) of the Company Disclosure Letter.

Section 6.2 Written Consent. Immediately following the execution and delivery of this Agreement by the Parties, the Company will, in accordance with the DGCL, the Company Charter, the Company Bylaws and any applicable Contract to which the Company is a party, use commercially reasonable efforts to seek and obtain a written consent (the “Written Consent”) approving all of the Transactions contemplated by this Agreement and executed by the holders of at least 95% of the Company Capital Stock, determined on an as-converted basis. If the duly executed Written Consent executed by such holders of Company Capital Stock is not delivered to Parent within two (2) Business Days following the date of this Agreement, Parent will have the right to terminate this Agreement pursuant to Section 8.1. In the event the Written Consent is executed by the holders of a majority of the outstanding shares of each class of Company Capital Stock but not the requisite holders of Company Capital Stock described above and Parent does not elect to terminate this Agreement, the Company will comply with the DGCL, the Company Charter and the Company Bylaws in connection with the Written Consent, including giving written notice no later than ten days after the execution of the Written Consent, in accordance with Section 228 of the DGCL, of the taking of the actions described in the Written Consent to all other holders of Company Capital Stock and providing a description of any appraisal rights of holders of Company Capital Stock available under Section 262 of the DGCL and providing all other information and disclosures with respect to appraisal rights required by the DGCL. The Company will provide a copy of such notice to Parent prior to mailing such notice to holders of Company Capital Stock for Parent’s reasonable review and comment.

Section 6.3 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.3, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 6.4 Access to Information.

(a) Upon reasonable notice the Company will, and will cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of Parent reasonable access during normal business hours during the period prior to the Effective Time to all the Company’s and the Company Subsidiaries’ owned or leased properties, books, Contracts, commitments, personnel (including contractors and distributors), records, Tax Returns, work papers and all other information concerning its business, operations, status of compliance with Laws, properties, personnel, accountants, Tax Return preparers and Tax advisors as Parent may reasonably request; except that Parent and its Representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and the Company Subsidiaries; except further that the Company and the Company Subsidiaries will not be required to provide any access or disclose any information if such access or disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement. The foregoing notwithstanding, neither Parent nor any of its Representatives shall contact any of the employees (other than the senior officers identified by the Company to Parent), landlords, customers or suppliers of the Company or its Subsidiaries without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; it being acknowledged that any and all such contacts will be arranged by and coordinated with the Company.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement entered into between the Company and Parent as of April 11, 2017 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, Parent, the Parent Subsidiaries and their respective Representatives may disclose information of the Company and the Company Subsidiaries and their respective Affiliates to the Debt Financing Sources and the Debt Financing Source Related Parties (in each case, without any obligation on the part of the Debt Financing Sources or the Debt Financing Source Related Parties to comply with the terms of the Confidentiality Agreement) provided, that the Debt Financing Sources are subject to confidentiality undertakings that are at least as restrictive as those applicable to the Debt Financing Sources under the Debt Engagement Letter or the Definitive Debt Financing Agreements.

(c) No investigation by either of the Parties or their respective Representatives will affect the representations and warranties of the other set forth in this Agreement.

Section 6.5 Employee Matters.

(a) After the Closing Date, Parent will provide, or will cause its Affiliates to provide, each employee of the Company or any Company Subsidiary as of the Closing Date (the “Company Employees”) with such employee compensation and benefits as Parent or the Company or the Company Subsidiary (as applicable), in its sole discretion, considers to be appropriate, provided that for six months following the Closing Date Parent will not, and will cause the Surviving Corporation and each Company Subsidiary to not, decrease the base salary of any Company Employee in effect immediately prior to the Closing.

(b) Parent (i) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable Company Benefit Plan for all purposes (including eligibility to participate, vesting in eligible benefits, levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan, (ii) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable personnel policies (including any severance policies) that cover such Company Employee after the Closing Date, for purposes of entitlement to benefits thereunder, (iii) will allow, and cause its Affiliates to allow, such Company Employees to participate in each Company Benefit Plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations, and (iv) will credit, and cause its Affiliates to credit, the Company Employee with any expenses that were covered by the Company Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under the Company Benefit Plan in which they participate and any similar replacement plans.

(c) Parent will continue, and cause its Affiliates to continue, to credit to each Company Employee all vacation and personal holiday pay that the Company Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), subject to Parent’s vacation day carryover policy.

(d) Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, Company Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 6.5. For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent or the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

Section 6.6 Advice of Changes. Each of the Company and Parent will promptly advise the other of any change or event, of which it has knowledge, (a) having or reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (b) that would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement if it would result in the failure of closing conditions in Section 7.3(a) or Section 7.3(b) or Section 7.2(a) or Section 7.2(b), respectively, by the Outside Date, except that (i) no such notification will affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement and (ii) a failure to comply with this Section 6.6 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect, Parent Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.7 Transaction Litigation. Each Party will give the other Party prompt notice of any Action commenced or, to the knowledge of the Company or to the knowledge of Parent, as the case may be, threatened, against the such Party or its directors, officers, managers, partners or Affiliates relating to this Agreement or the Transactions (collectively, “Transaction Litigation”). The Parties will consult with each other regarding the defense or settlement of any Transaction Litigation and neither Party will compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 6.7, the Company and Parent will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that no Party will be required to provide information if doing so, in the opinion of its legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; except that, if any information is withheld pursuant to the foregoing exception, such Party will inform the other Party as to the general nature of what is being withheld and the Parties will use reasonable best efforts to enable the informing Party to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

Section 6.8 Control of the Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries or will give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.9 Subsidiary Compliance. Parent will cause Merger Sub to comply with and perform all of Merger Sub’s obligations under or relating to this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not engage in any business which is not in connection with the Merger

Section 6.10 Publicity. The initial press release with respect to the execution of this Agreement will be a joint press release to be reasonably agreed upon by the Parent and the Company. Following such initial press release, none of the Company, Parent or Merger Sub will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; except that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such Party may reasonably conclude may be required by applicable Law. The restrictions set forth in this Section 6.10 will not apply to any release or public statement in connection with any dispute between the Parties regarding this Agreement or the Transactions, or limit the ability of any Party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 6.11 Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Company and Parent, including the Company Board and the board of directors of Parent, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Parties will otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger.

Section 6.12 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of all current and former directors and officers of the Company (the “Covered Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company Charter and Company Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and the Covered Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 6.12(a) until disposition of such claim.

(b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.12.

(c) Prior to the Effective Time, the Company shall purchase, at its expense (which shall constitute a Transaction Expense), in effect for six years after the Effective Time, insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of immediately prior to the Effective Time under the Company’s directors’ and officers’ liability insurance policy (the “D&O Tail Policy”). The Surviving Corporation shall maintain such policy for its duration.

(d) The provisions of this Section 6.12 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Covered Persons and their successors, assigns and heirs, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 6.12 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Covered Persons

Section 6.13 Related Party Agreements. Prior to Closing, the Company will terminate all Contracts between the Company or any Company Subsidiary, on the one hand, and any stockholder of the Company or any of such stockholder’s respective Affiliates, on the other hand

Section 6.14 Organizational Integration. From the date of this Agreement and until the Closing, the Parties shall work together in good faith to develop effective plans for the integration of the Company with the operations of Parent and its subsidiaries (the “Integration Plan”), which Integration Plan shall not be implemented until Closing. Furthermore, the Integration Plan shall be considered confidential information. Parent shall advise the Company at least fifteen (15) days prior to Closing of any employee(s) of Company and any Company Subsidiary who are not included in the Integration Plan and who, therefore, will not be retained following Closing. Nothing in the foregoing shall guarantee any employee of the Company continued employment following the Closing, and Parent reserves the right to make all decisions affecting personnel of the Company form and after the Closing.

Section 6.15 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the managers, officers and directors, as applicable, of the Company and each Company Subsidiary set forth on Section 6.15 of the Company Disclosure Letter at least three (3) Business Days prior to the Closing. The total severance costs associated with the resignation or termination of the Chief Executive Officer and the Chief Financial Officer and fifty percent (50%) of the severance costs associated with any other employees of the Company who have a change of control agreement and that are terminated within sixty (60) days following the Closing (subject to a cap of $250,000) shall constitute Transaction Expenses.

Section 6.16 Rule 144 Reporting. Parent will use its commercially reasonable efforts to (i) file in a timely manner all reports and other documents required to be filed by it under the Securities Exchange Act and the rules and regulations adopted by the SEC thereunder, and will, upon request of any holder of Parent Common Stock following the expiration of the applicable Rule 144 holding period, use commercially reasonable efforts to cause its transfer agent to remove restrictive legends from the certificates evidencing such shares of Parent Common Stock, including by providing such opinions of counsel as may be required by the transfer agent.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent will have been executed and delivered to Parent within the time frame specified in Section 6.2.

(b) Regulatory Consents. Each of the State Approvals and the FCC Approval have been obtained and are in effect, and any waiting period prescribed by Law with respect to such approvals before the Merger may be consummated have expired (the “Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Transactions will be in effect. No statute, rule, regulation, Order, Injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, on behalf of itself and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III of this Agreement (except for representations and warranties that are Fundamental Representations will be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), provided that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Company Material Adverse Effect at the Closing Date (ignoring solely for purposes of this proviso any reference to Company Material Adverse Effect or other materiality qualifiers contained in such representations and warranties or contained in any defined terms used in such representations and warranties). The representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(c), Section 3.2, Section 3.3(a) and (b)(i) and Section 3.20 (the “Fundamental Representations”) will be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

(b) Performance of Obligations of the Company. The Company will have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Material Adverse Effect. There will not have occurred at any time after the date of this Agreement any Company Material Adverse Effect.

(d) FIRPTA Certificate. The Company will have delivered to Parent an executed notice to the IRS prepared in accordance with the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3) that is reasonably acceptable to Parent and dated as of the Closing Date (the “FIRPTA Certificate”), along with written authorization for Parent to deliver such FIRPTA Certificate to the IRS on behalf of the Company following the Closing.

(e) Dissenting Shares. No more than one percent (1.0%) of the Shares shall be Dissenting Shares.

(f) Indebtedness.

(i) Parent will have received payoff letters (the “Payoff Letters”) reasonably acceptable to it from each creditor of the Company and Company Subsidiaries to whom Indebtedness is owed with respect to the payment of the Indebtedness Payoff Amount and the release of all Liens related thereto; and

(ii) Except for the Indebtedness described in the Payoff Letters that is being paid off at the Closing, the Company and the Company Subsidiaries will have no Indebtedness;

(g) Closing Certificate. Parent will have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(e) and Section 7.2(f)(ii) are satisfied as of the Effective Time;

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement will be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Parent Material Adverse Effect at the Closing Date (ignoring solely for purposes of this exception any reference to Parent Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company will have received a certificate signed on behalf of Parent and Merger Sub by the President and Chief Operating Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub will have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and the Company will have received a certificate signed on behalf of Parent and Merger Sub by the President and Chief Operating Officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the board of directors of Parent, respectively;

(b) by either of the Company or Parent by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; except that, if on the Outside Date (A) the condition set forth in Section 7.1(b) is not satisfied but all of the other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and the condition set forth in Section 7.1(b) remains capable of being satisfied and (B) no final and non-appealable order imposed by any Governmental Entity preventing the consummation of the Transactions is in effect as of such date of determination, then the Outside Date may be extended by the mutual written agreement of Parent and the Company at or before 11:59 p.m. New York, New York time on the Outside Date; and except that the right to terminate this Agreement under this Section 8.1(b) will not be available (x) to a Party if the inability to satisfy such conditions was due to the failure of such Party to perform any of its obligations under this Agreement or (y) to a Party if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 11.11;

(c) by either of the Company or Parent by written notice to the other Party if any Injunction having the effect set forth in Section 7.1(c) is in effect and has become final and nonappealable; or

(d) by Parent as described in Section 6.2.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions of this Section 8.2 and the provisions in Article X (General Provisions), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VIII, there will be no liability on the part of Parent, Merger Sub, the Company or their respective directors, managers, officers and Affiliates; except that, upon the termination of this Agreement nothing will be deemed to (i) release any Party from any liability to any other Party for any intentional breach by such Party of this Agreement prior to such termination or (ii) impair the right of any Party to compel specific performance by the Party terminating this Agreement of such terminating Party’s obligations under this Agreement as provided in Section 10.11 of this Agreement

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival. All representations and warranties in this Agreement shall expire on the first anniversary of the Closing; provided, however, that (a) Fundamental Representations shall survive for a period of two (2) years after the Closing, and (b) the representations in Section 3.8 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained herein shall survive the Closing for the applicable statute of limitations or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.2 Indemnification By Stockholders and Optionholders. Subject to the other terms and conditions of this Article IX, (i) each of the Stockholders, severally and not jointly (in accordance with their respective Individual Share Percentages), and (ii) each of the Optionholders, severally and not jointly (in accordance with their respective Individual Option Percentages), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

Subject to the foregoing, the Stockholders shall be liable for the Share Percentage of, and the Optionholders shall be liable for the Option Percentage of, the foregoing indemnification obligations.

Section 9.3 Indemnification By Parent. Subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of the Stockholders and the Optionholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 9.4 Certain Limitations. The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) The Stockholders and the Optionholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $500,000 (the “Basket”), in which event the Stockholders and Optionholders shall be required to pay or be liable for all such Losses from the first dollar in accordance with the provisions, and subject to the limitations, of this Agreement. Except for Losses arising from a breach of a Fundamental Representations or a breach of the representations and warranties set forth in Section 3.8, a claim by Parent hereunder shall be limited to the amount of the remaining Escrow Fund. Losses arising from a breach of the Fundamental Representations and a breach of Sections 3.8, shall not be so limited but the aggregate amount of all Losses for which any Stockholder or Optionholder shall be liable pursuant to Section 9.2 shall not exceed the overall consideration received by such Stockholder or Optionholder under this Agreement.

(b) Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.3(a) shall not exceed $2,500,000.

(c) The amount of any Loss subject to indemnification shall be calculated net of (a) any Tax Benefit inuring to the Indemnified Party on account of such Loss and (b) any insurance proceeds or any indemnity, contribution or other similar payment recoverable by the Indemnified Party from any third party with respect thereto. If the Indemnified Party receives such insurance proceeds, contribution or similar payments after being indemnified with respect to some or all of such Loss, such Indemnified Party shall pay to the Indemnifying Party the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable out-of-pocket expenses incurred in connection with such recovery and (ii) the aggregate amount paid to such Indemnified Party with respect to such Loss. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder.

(d) Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(e) Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant. Without limiting the generality of the foregoing, the Parent Indemnitees shall have no right to indemnification hereunder with respect to any Loss to the extent such Loss is included in the calculation of the Indebtedness, Working Capital or Transaction Expenses as finally determined hereunder.

(f) Parent and Merger Sub acknowledge that the representations and warranties of the Company contained herein constitute the sole and exclusive representations and warranties of the Company, the Stockholders and the Optionholders in connection with the transactions contemplated hereby, and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company, the Stockholders and the Optionholders. Except as expressly provided in this Agreement, the Company, the Subsidiaries, the Stockholders and the Optionholders do not make or provide, and Parent and Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the Company’s and its Subsidiaries’ assets or any part thereto.

(g) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.5 Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative acting on behalf of the Stockholders and Optionholders, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party (except provisions relating to a right to receive payments) shall be deemed to refer to Stockholder Representative acting on behalf of the Stockholders and Optionholders. Any payment due to the Stockholders and Optionholders as the Indemnified Party shall be distributed to the Stockholder Representative, or upon written instruction of the Stockholder Representative, the Payments Administrator for further distribution to Stockholders and Optionholders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an Injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within 30 days of its receipt of notice of such Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may defend such Third Party Claim, provided that the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.6 Payments; Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to one and one half percent (1.5%) per month. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed

(b) Any Losses payable to a Parent Indemnitee pursuant to this Article IX shall be satisfied: (i) first from the Escrow Fund; and (ii) solely in the case of Losses exceeding the amount in the Escrow Fund that arise from a breach of a Fundamental Representation or a breach of Section 3.8, from (i) each of the Stockholders, severally and not jointly (in accordance with their respective Individual Share Percentages), and (ii) each of the Optionholders, severally and not jointly (in accordance with their respective Individual Option Percentages); provided, however, that such direct indemnification obligations of any Stockholder or Optionholder shall be satisfied first from any funds remaining in the Escrow Fund that would otherwise be payable to such Stockholder or Optionholder pursuant to Section 2.8, and any indemnification obligations of a Stockholder or Optionholder in excess of such funds shall be paid directly by such Stockholder or Optionholder.

(c) If Parent or any of its Affiliates or the Stockholder Representative receives notice from any Governmental Entity of any proposed or actual audit, examination, adjustment, claim, assessment or demand concerning the Taxes of the Company or any or its Subsidiaries that are subject to indemnification under Section 9.2(a), such Party shall inform the other Party thereof within ten (10) Business Days after receipt of such notice. No failure or delay in providing such notice shall reduce or otherwise affect the obligations or liabilities of any Party, except to the extent such failure or delay adversely affects the recipient Party’s ability to defend against any liability or claim with respect to such Taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable Governmental Entity with respect to such matter. The Stockholder Representative shall have the sole right to control, at the expense of the Stockholders and the Optionholders, the contest of any audit, dispute or administrative, judicial or other proceeding relating to such Taxes of the Company or any of its Subsidiaries, provided that Parent may, at its expense, participate in such contest. No such audit, dispute or administrative, judicial or other proceeding may be settled by the Stockholder Representative without Parent’s prior written consent if such settlement would have an adverse impact on Parent or any of its Affiliates, provided that such consent shall not be unreasonably withheld, delayed or conditioned.

Section 9.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 9.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.1 or Section 7.2, as the case may be.

Section 9.9 Exclusive Remedies. Subject to Section 10.11 the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given to a Party when delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier at the following addresses (or at such other address for a Party as will be specified by like notice):

(a) if to the Company, to:

MegaPath Holding Corporation
6800 Koll Center Parkway, Suite 200
Pleasanton, California 94566
Attention: Birch Blair
with a copy to (which will not constitute notice):

Morgan, Lewis & Bockius LLP
600 Anton Drive, Suite 1800
Costa Mesa, CA 92626
Attention: Tim Rupp, Esq.
Email: timothy.rupp@morganlewis.com

(b) if to Parent, Merger Sub or the Surviving Corporation, to:

Fusion Connect, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: James P. Prenetta, Jr., Executive Vice President and General Counsel
Email: jprenetta@fusionconnect.com

with a copy to (which will not constitute notice):

Kelley Drye & Warren, LLP
101 Park Avenue
New York, New York 10171
Attention: Jack Miles, Esq.
Email: jmiles@kelleydrye.com

(c) if to the Stockholders Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Deals@srsacquiom.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085

with a copy to (which will not constitute notice):

Morgan, Lewis & Bockius LLP
600 Anton Drive, Suite 1800
Costa Mesa, CA 92626
Attention: Tim Rupp

Section 10.2 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits, Schedules or Disclosure Letters, such reference will be to an Article or Section of or Exhibit, Schedule or Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. The Company Disclosure Letter as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The representations and warranties of the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter. In no event will the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope the Company’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Letter are incorporated by reference into the Company Disclosure Letter. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 10.4 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, (b) is not intended to confer on any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder; provided that the Debt Financing Sources and the Debt Financing Source Related Parties shall be third-party beneficiaries of, and shall be entitled to rely on, the third sentence of Section 10.5, Sections 10.7, 10.8(b), 10.8(c) and 10.17 and this Section 10.4.

Section 10.5 Amendment. Subject to compliance with applicable Law, this Agreement may be amended prior to the Effective Time by the Company and Parent (on behalf of itself and Merger Sub) and after the Effective Time by the Stockholder Representative and Parent, by action taken or authorized by the Stockholder Representative and by Parent, provided that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Shares, other than (i) to correct manifest errors, (ii) in connection with settlements entered into between Parent and the Stockholder Representative or (iii) as otherwise contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing. Notwithstanding anything to the contrary contained in this Agreement, the proviso to Section 10.4, Sections 10.7, 10.8(b), 10.8(c) and 10.17 and this sentence (and any provision of this Agreement to the extent that any amendment, waiver or other modification of such provision would modify the substance of any such Sections) may not be amended, waived or otherwise modified in any manner that is adverse in any material respect to any Debt Financing Source or any of its Debt Financing Source Related Parties without the prior written consent of such Debt Financing Source.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by the Company Board and the board of directors of Parent, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Shares under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.7 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction); provided that any action, suit, claim, investigation, or proceeding of any kind whatsoever against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions, including any dispute relating to the Debt Financing, will be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

Section 10.8 Jurisdiction.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County (together, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Parties and the Stockholder Representative, on behalf of itself and each of the Stockholders and Optionholders, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan in the City of New York, New York (together, the “Debt Financing Chosen Courts”), in any action or proceeding against the Debt Financing Sources or any of the Debt Financing Source Related Parties arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, including any dispute relating to the Debt Financing, and each of the Parties and the Stockholder Representative, on behalf of itself and each of the Stockholders and Optionholders, hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including any dispute relating to the Debt Financing, except in the Debt Financing Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including any dispute relating to the Debt Financing, may be heard and determined in the Debt Financing Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including any dispute relating to the Debt Financing, in the Debt Financing Chosen Courts and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding against the Debt Financing Sources or any of the Debt Financing Source Related Parties, including any dispute relating to the Debt Financing, in the Debt Financing Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LITIGATION AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8(c).

Section 10.9 Fees and Expenses. Except as expressly provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring or required to incur such fees or expenses

Section 10.10 Assignment. Neither this Agreement nor any rights, interest or obligations hereunder will be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void; except that each of Parent and Merger Sub may assign (a) its rights, but not its obligations, hereunder to any person providing financing pursuant to the terms thereof to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing and (b) its rights and obligations to any Affiliate of Parent, but no such assignment will release any assigning Party from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

Section 10.11 Specific Performance. The Parties agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity to seek an Injunction or Injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the Parties hereto to consummate the Merger) in the Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the Transactions and, without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an Injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties hereto acknowledge and agree that any Party seeking an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such Order or Injunction.

Section 10.12 Waivers. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 10.14 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby, by executing and delivering a Letter of Transmittal, or by the acceptance of consideration paid pursuant to this Agreement, each Stockholder and Optionholder has irrevocably authorized and appointed the Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement, the Escrow Agreement and any other agreements ancillary hereto and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, the Escrow Agreement or any other agreements ancillary hereto, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article IX;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.7;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to pursuant to Article IX;

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to pursuant to Article IX;

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any ancillary document (including the Escrow Agreement and the Payments Agreement);

(vii) make all elections or decisions contemplated by this Agreement and any ancillary document (including the Escrow Agreement and the Payments Agreement);

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including Article IX) (except with respect to Parent’s collection of funds from the Stockholders and Optionholders directly) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder or Optionholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder or Optionholder by the Stockholder Representative, as being fully binding upon such Person. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders and Optionholders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and Optionholders and shall be final, binding and conclusive upon each such Person. No Stockholder or Optionholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Stockholders or Optionholders, or by operation of Law, whether by death or other event.

(b) The Stockholder Representative may resign at any time upon twenty (20) days prior written notice to Parent. The Stockholder Representative may be removed for any reason or no reason by the vote or written consent of the Stockholders who held a majority of the shares of the Company Capital Stock immediately prior to the Effective Time (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of the Stockholder Representative. If the Stockholder Representative resigns, the Majority Holders shall appoint a successor within twenty (20) days of such notice of resignation. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.14(a) above

(c) The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders and Optionholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders and Optionholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders and Optionholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Holdback Account and (ii) the amounts in the Escrow Fund at such time as any such remaining amounts would otherwise be distributable to the Stockholders and Optionholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Stockholders and Optionholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders and Optionholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnity obligations of the Stockholders or Optionholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative in this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

Section 10.15 Tax Matters.

(a) For the avoidance of doubt, all legally permitted Tax deductions related to the payment of Transaction Expenses or Indebtedness on the Closing Date shall be attributable to the Pre-Closing Tax Period.

(b) The Stockholders and the Optionholders shall be entitled to receive any refund of Taxes (including refunds paid by credit against Taxes of Parent, the Company or any Company Subsidiary) attributable to any Pre-Closing Tax Period and any overpayment of estimated Pre-Closing Taxes by the Company or any Company Subsidiary, plus any interest on any such refund or credits received from the applicable Tax authority. Parent shall, and shall cause the Company and the Company Subsidiaries to, cooperate with the Stockholder Representative in obtaining any such refunds or credits. Such cooperation shall include (i) informing the Stockholder Representative if and the extent that Parent becomes aware of the availability of any such refund or credit, (ii) filing claims or amended Tax returns at the request of the Stockholder Representative to obtain any such refund or credit and (iii) paying the amount of such credit or refund over to the Stockholder Representative, or upon a written instruction of the Stockholder Representative, to the Payments Administrator (for further distribution to the Stockholders) or to the Surviving Corporation (for further distribution to the Optionholders), as applicable, by wire transfer within five (5) Business Days after the receipt thereof.

(c) If Parent, any of its Affiliates or any Stockholder receives notice from any Governmental Entity of any proposed or actual audit, examination, adjustment, claim, assessment or demand concerning the amount of Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, such Party shall inform the other Party thereof within ten (10) Business Days after receipt of such notice. No failure or delay in providing such notice shall reduce or otherwise affect the obligations or liabilities of any Party, except to the extent such failure or delay adversely affects the recipient Party’s ability to defend against any liability or claim with respect to such Taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable Governmental Entity with respect to such matter.

(d) The Stockholder Representative shall have the sole right to control, at the expense of the Stockholders and Optionholders, the contest of any audit, dispute or administrative, judicial or other proceeding relating to the Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period. If the Stockholder Representative elects to control any such contest, Parent may, at its expense, participate in such contest. No such audit, dispute or administrative, judicial or other proceeding may be settled by the Stockholder Representative without Parent’s prior written consent if such settlement would have an adverse impact on Parent or any of its Affiliates; provided, however, that no such consent shall be unreasonably withheld, conditioned or delayed.

(e) Parent shall furnish or cause to be furnished to the Stockholder Representative, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and the Company Subsidiaries as is reasonably requested in connection with the filing of any Tax returns or for the prosecution or defense of any Tax audit or claim. Parent shall, and shall cause the Company and the Company Subsidiaries to, preserve and keep all books and records with respect to Taxes and Tax returns of the Company and the Company Subsidiaries until the expiration of the applicable statute of limitations. Any information obtained under this Section 10.15(e) shall be kept confidential except (i) as required by applicable Law, (ii) as may be otherwise necessary in connection with the filing of Tax Returns or for the prosecution or defense of any Tax audit or claim or (iii) with the consent of Parent; provided that the Stockholder Representative may communicate such information to its advisors and representatives and to the Stockholders and Optionholders, in each case on a need-to-know basis.

Section 10.16 Definitions. For the purposes of this Agreement:

“Accounting Fees” has the meaning set forth in Section 2.7(b).

“Accounting Firm” has the meaning set forth in Section 2.7(b).

“Accredited Investor” has the meaning set forth for such term in Rule 501 of Regulation D promulgated under the Securities Act.

“Acquisition Proposal” has the meaning set forth in Section 6.3.

“Action” has the meaning set forth in Section 3.7(a).

“Additional Indebtedness” has the meaning set forth in Section 2.7(a).

“Additional Per Share Merger Consideration” means the quotient of (a) the Additional Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Additional Merger Consideration” means the aggregate of all payments to the Stockholders and Optionholders pursuant to Section 2.7.

“Additional Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Affidavit of Loss” has the meaning set forth in Section 2.1(f).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Basket” has the meaning set forth in Section 9.4(a).

“Book-Entry Shares” has the meaning set forth in Section 1.5(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CALEA” has the meaning set forth in Section 3.16(c).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.5(a).

“Chosen Courts” has the meaning set forth in Section 10.8(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means the cash and cash equivalents of the Company and the Company Subsidiaries, determined in accordance with GAAP, as of 11:59 p.m. on the Closing Date (without giving effect to the Transactions).

“Closing Cash Estimate” has the meaning set forth in Section 2.5.

“Closing Cash Overage” shall exist when (and shall be equal to the amount by which) the Closing Cash exceeds the Closing Cash Estimate.

“Closing Cash Underage” shall exist when (and shall be equal to the amount by which) the Closing Cash Estimate exceeds the Closing Cash.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means the Indebtedness of the Company and the Company subsidiaries as of 11:59 p.m. on the Closing Date (without giving effect to the Transactions).

“Closing Working Capital” means the Working Capital as of 11:59 p.m. on the Closing Date (without giving effect to the Transactions).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” has the meaning set forth in Section 3.16(c).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Commonly Controlled Entity” has the meaning set forth in Section 3.9(d).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Interconnection Agreements” has the meaning set forth in Section 3.17.

“Company Leased Network Facilities” means Network Facilities that are leased by the Company or any Company Subsidiary.

“Company Leased Real Property” has the meaning set forth in Section 3.15.

“Company Licenses” has the meaning set forth in Section 3.16(a).

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) changes, events, effects, occurrences, states of facts or developments generally affecting the United States economy; (b) changes in GAAP or Law or the interpretation thereof; (c) changes, events, effects, occurrences, states of facts or developments generally affecting the industries in which the Company and the Subsidiaries operate in the geographies in which they operate; (d) changes, events, effects, occurrences, states of facts or developments arising from the announcement of this Agreement; (e) changes, events, effects, occurrences, states of facts or developments resulting from any action or omission of the Company or any of the Company Subsidiaries prior to the Closing Date contemplated by this Agreement or taken with the prior written consent of Parent; and (f) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (f), except, in the case of clauses (a), (b), and (c) to the extent disproportionately affecting the Company and the Company Subsidiaries when compared to other Persons operating in the same industries.

“Company Network Facility Agreement” has the meaning set forth in Section 3.18(c).

“Company Material Contract” has the meaning set forth in Section 3.12(a).

“Company Owned Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Owned Network Facilities” means Network Facilities that are owned by the Company or any Company Subsidiary.

“Company Owned Real Property” has the meaning set forth in Section 3.15.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Proprietary Software” means all Software owned or purported to be owned by the Company or a Company Subsidiary.

“Company Registered Intellectual Property” means Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is registered or for which an application for registration has been submitted by the Company or any Company Subsidiary.

“Company Stock Option Plan” means the MegaPath Holding Corporation 2015 Equity Incentive Plan, as amended.

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“Covered Persons” has the meaning set forth in Section 6.11(a).

“CPNI” has the meaning set forth in Section 3.16(c).

“Cramming” has the meaning set forth in Section 3.16(d).

“Current Assets” means, as of any date of determination hereunder, the current assets of the Company and the Company Subsidiaries, determined in accordance with GAAP, excluding cash, cash equivalents and Tax receivables (other than sales tax receivables).

“Current Liabilities” means, as of any date of determination hereunder, the current liabilities of the Company and the Company Subsidiaries determined in accordance with GAAP excluding (i) Tax liabilities arising from periods prior to January 1, 2018 and reserves associated therewith, (ii) customer credit balances, (iii) Indebtedness and Transaction Expenses, and (iv) a percentage of deferred revenue equal to the lower of (x) 70% of the deferred revenue, and (y) 100% of the deferred revenue minus the average recurring margin percentage derived from the Company’s Financial Statements for the six most recent calendar months ended prior to the date of this Agreement.

“D&O Tail Policy” has the meaning set forth in Section 6.11(c).

“Debt Engagement Letter” means the Engagement Letter, dated February 13, 2018, among Parent, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Debt Financing” means any debt financing by Parent or any of its Subsidiaries entered into or incurred, or to be entered into or incurred, in connection with the Transactions contemplated by this Agreement, including the debt financing contemplated by the Definitive Debt Financing Agreements.

“Debt Financing Chosen Courts” has the meaning set forth in Section 10.8(b).

“Debt Financing Sources” means the parties to the Debt Engagement Letter, the parties to the Definitive Debt Financing Agreements and each other Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent or any of its Subsidiaries in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.

“Debt Financing Source Related Parties” means the Debt Financing Sources' respective Affiliates and any of the Debt Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, advisors, or representatives or any of their respective successors or assigns.

“Deficiency Amount” has the meaning set forth in Section 2.7(d).

“Definitive Debt Financing Agreements” means the First Lien Credit and Guaranty Agreement, dated as of May 4, 2018, among Parent, certain of Parent’s subsidiaries, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto, and any other definitive agreements with respect to any Debt Financing.

“DGCL” has the meaning set forth in Section 1.1.

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Dissenting Stockholder” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 1.3.

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata or ambient air.

“Environmental Law” means any Law regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the Environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into by Parent, the Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit E.

“Escrow Amount” means $2.5 million in cash.

“Escrow Fund” has the meaning set forth in Section 2.1(b).

“Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital Amount.

“Estimated Working Capital Underage” shall exist when (and, subject to the limitations set forth in Section 2.7(e), shall be equal to the amount by which) the Target Working Capital Amount exceeds the Working Capital Estimate.

“Excess Amount” has the meaning set forth in Section 2.7(c).

“Exercise Price” means, with respect to any Option, the applicable exercise price payable to the Company by the Optionholder upon the exercise of such Option.

“FCC” means the Federal Communications Commission.

“FCC Approval” has the meaning set forth in Section 3.4.

“FCC Rules” has the meaning set forth in Section 3.16(c).

“Final Closing Cash Overage” means the Closing Cash Overage as finally agreed or determined in accordance with Section 2.7(b).

“Final Closing Cash Underage” means the Closing Cash Underage as finally agreed or determined in accordance with Section 2.7(b).

“Final Working Capital Overage” means the Working Capital Overage as finally agreed or determined in accordance with Section 2.7(b).

“Final Working Capital Underage” means the Working Capital Underage as finally agreed or determined in accordance with Section 2.7(b).

“FIRPTA Certificate” has the meaning set forth in Section 7.2(d).

“Fully Diluted Share Number” means (i) the aggregate number of Shares of Company Common Stock issuable upon exercise of all Options that are outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 7.2(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, arbitration or mediation body or appointing authority, or self-regulatory organization.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law or (iii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder or (iv) is regulated under any Environmental Law.

“Holdback Account” has the meaning set forth in Section 2.6(c).

“Holdback Amount” means $850,000.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments issued in the ordinary course of business), (c) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person, (d) any indebtedness guaranteed in any manner by such Person (including guaranties in the form of an agreement to repurchase or reimburse), (e) obligations of such Person under or pursuant to any capital leases, (f) any liability with respect to interest rate swaps, collars, caps and similar hedging arrangements, (g) obligations for the deferred purchase price of property or services (other than trade accounts payable and accrued liabilities), and (h) any accrued and unpaid interest related to any of the foregoing and prepayment premiums or penalties related to any of the foregoing that are due or become due as a result of the consummation of the Merger or the prepayment of such Indebtedness; provided that in no event will Indebtedness of any Party include Indebtedness of such Party owing to any of its Subsidiaries or Indebtedness of any of its Subsidiaries owing to it or any of its other Subsidiaries.

“Indebtedness Payoff Amount” means the aggregate amount of Indebtedness of the Company and Company Subsidiaries as of the Effective Time as evidenced by the Payoff Letters.

“Individual Option Percentage” means, for any Optionholder, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate number of shares of Company Common Stock issuable upon exercise of all Options held by such holder that are outstanding as of immediately prior to the Effective Time, by (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all Options that are outstanding as of immediately prior to the Effective Time.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Individual Share Percentage” means for any Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate number of shares of Company Capital Stock held by such holder that are outstanding immediately prior to the Effective Time, by (b) the aggregate number of shares of Company Capital Stock that are outstanding immediately prior to the Effective Time.

“Initial Merger Consideration” means (a) $71.5 million (of which up to $10.0 million may be paid by Parent in shares of Parent Common Stock in accordance with Section 1.5(a)), plus (b) any Estimated Working Capital Overage, plus (c) the amount of the Closing Cash Estimate, plus (d) the aggregate amount of the Exercise Prices all Options that are outstanding as of immediately prior to the Effective Time, minus (e) the amount of Closing Indebtedness, as determined prior to the Closing, minus (f) the Transaction Expenses Payoff Amount, as determined prior to the Closing, minus (g) the Escrow Amount, minus (h) the Holdback Amount, and minus (i) any Estimated Working Capital Underage.

“Initial Per Share Merger Consideration” means the quotient of (a) the Initial Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Injunction” has the meaning set forth in Section 3.3(b).

“Integration Plan” has the meaning set forth in Section 6.13.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals, (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (f) trade secrets, confidential business information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (g) all databases and data collections, (h) all other proprietary rights (including moral rights) and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service or any successor agency.

“knowledge of the Company” means the actual knowledge of D. Craig Young, Dan Foster, Paul Milley, Mike Perusse and Birch Blair after reasonable inquiry of employees that ordinarily report directly to them.

“knowledge of Parent” means the actual knowledge of Gordon Hutchins, Jr., Michael R. Bauer and James P. Prenetta, Jr., after reasonable inquiry of employees that ordinarily report directly to them.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, policy, guideline or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.1(a)(i).

“Liens” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include damages calculated on multiples of earnings or cash flow, lost profits, indirect damages, consequential damages, incidental damages, exemplary damages or punitive damages, except to the extent actually recovered from and Indemnified Party pursuant to a Third Party Claim.

“Majority Holders” has the meaning set forth in Section 10.14(b).

“Material Customer” has the meaning set forth in Section 3.22(a).

“Material Supplier” has the meaning set forth in Section 3.22(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the aggregate consideration that the holders of Shares are entitled to receive pursuant to the Merger and the terms of this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Bylaws” means the bylaws of Merger Sub.

“Merger Sub Charter” means the articles of incorporation of Merger Sub.

“Network Facilities” means all material network facilities (including cables, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith.

“NOR” has the meaning set forth in Section 3.16(g).

“Notice of Disagreement” has the meaning set forth in Section 2.7(b).

“Option” means any option to purchase shares of Company Common Stock issued pursuant to the Company Stock Option Plan and still outstanding immediately prior to the Effective Time.

“Option Percentage” means the quotient (expressed as a percentage) obtained by dividing (a) the aggregate number of shares of Company Common Stock issuable upon exercise of all Options that are outstanding as of immediately prior to the Effective Time by (b) the Fully Diluted Share Number.

“Optionholder” means a holder of an Option.

“Order” means any judgment, order, decision, writ, Injunction, decree, stipulation, award, ruling, or other finding or agency requirement of a Governmental Entity, or arbitration award.

“Outside Date” means June 30, 2018, or if extended to a later date pursuant to and in accordance with Section 8.1(b)(ii), any such later date.

“Parent” has the meaning set forth in the Preamble.

“Parent Adjustment Amount” means the sum of (i) the Final Working Capital Underage, if any, plus (ii) the Final Closing Cash Underage, if any, plus (iii) the Additional Transaction Expenses, if any, plus (iv) the Additional Indebtedness, if any.

“Parent Bylaws” means the bylaws of Parent, as amended and restated.

“Parent Charter” means the certificate of incorporation of Parent, as amended and restated.

“Parent Common Stock” means shares of common stock, $0.01 par value per share, of Parent.

“Parent Material Adverse Effect” means any change, event, development, conditions, occurrence or effect that (a) has a material adverse effect on the ability of either Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement or (b) would prevent or materially delay the consummation of the Transactions by Parent.

“Parent Subsidiary” has the meaning set forth in Section 3.1(c).

“Party” has the meaning set forth in the Preamble.

“Payments Administrator” means Acquiom Financial LLC, a Colorado limited liability company.

“Payments Agreement” means that certain Acquiom Payments Administration Agreement to be entered into at or prior to Closing by and between the Stockholder Representative and the Payments Administrator.

“Payoff Letter” has the meaning set forth in Section 7.2(f).

“Pension Plans” has the meaning set forth in Section 3.9(a).

“Permits” means all licenses, franchises, permits, variances, Orders, approvals, certificates, authorizations, registrations and rights of or with all Governmental Entities.

“Permitted Lien” means (a) Liens in respect of any liabilities and obligations reflected in the Company Financial Statements, (b) with respect to the owned real property and leased real property of the Company and the Company Subsidiaries, (i) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title, none of which materially impair or interfere with the present users of such property, and (ii) zoning, entitlement, land use, environmental regulations, and building restrictions, none of which materially impair or interfere with the present uses of such property, (c) Liens for current Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements, (d) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business for amounts not yet due and payable, and (e) Liens to be released on or prior to the Closing Date.

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“Personal Data” means any data or information from, about, or related to an identified or identifiable individual that (i) alone or in combination with other data information could be used, directly or indirectly, to identify an individual or otherwise facilitate decisions regarding individuals, (ii) constitutes personal data or personal information under any applicable Law or any applicable privacy policy, including, individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Government Entity-issued identifier (including state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending prior to or on (and including) the Closing Date.

“Pre-Closing Taxes” means all Taxes imposed on the Company and the Company Subsidiaries for the Pre-Closing Tax Period other than the Uncollected Sales Taxes.

“PSC Rules” has the meaning set forth in Section 3.16(c).

“Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, emptying, seeping, dispersal, migration, transporting, placing and the like, including, without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representative Losses” has the meaning set forth in Section 10.14(c).

“Representatives” means any officer, director, employee, investment banks, accountant, attorney or other advisor or representative of a Person.

“Right-of-Way Agreement” means a right-of-way agreement, license agreement or other agreement permitting or requiring a Person to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share” has the meaning set forth in Section 1.5(a).

“Share Percentage” means the quotient (expressed as a percentage) obtained by dividing (a) the aggregate number of shares of Company Capital Stock that are outstanding as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number.

“Slamming” has the meaning set forth in Section 3.16(d).

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“State Approvals” has the meaning set forth in Section 3.4.

“Statement” has the meaning set forth in Section 2.7(a).

“State PSCs” has the meaning set forth in Section 3.16(a).

“State Telecommunications Laws” has the meaning set forth in Section 3.16(c).

“Stockholder” means a holder of a Share.

“Stockholder Adjustment Amount” means (i) the Final Working Capital Overage, if any, plus (ii) the Final Closing Cash Overage, if any.

“Stockholder Payment Account” has the meaning set forth in Section 2.1(a)(iii).

“Stockholder Representative” has the meaning set forth in the Preamble.

“Subsidiary” has the meaning set forth in Section 3.1(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target Working Capital Amount” means $0.00.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax Benefit” has the meaning set forth in Section 9.4(c).

“Tax” or “Taxes” means any (a) federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, estimated, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments, including escheat, together with all penalties, and additions and interest thereto, whether disputed or not, and whether liability is imposed directly or by virtue of an obligation to indemnify or otherwise assume or succeed to the Taxes of another Person and (b) liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates, information returns and TD Form 90 22.1, and its successor form FinCEN Form 114) relating to Taxes, including any amendment thereof and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, report, document or declaration.

“Telecommunications Act” has the meaning set forth in Section 3.17.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Bonuses” means any bonuses, success fees, change of control or other similar payments paid or payable to any Person by the Company or any of its Subsidiaries solely as a result of the Transactions.

“Transaction Expenses” means, (a) any legal, accounting, financial advisory or other third party advisory or consulting fees or expenses incurred by the Company or any Company Subsidiaries (i) in connection with the Transactions at or prior to the Closing or (ii) in connection with the audit of the Company Financial Statements for the fiscal year ended December 31, 2017, whether prior to or after the Closing, and in each case which remain unpaid as of the Closing, including any broker’s fees described in the engagement letters with the entities set forth in Section 3.25 of the Company Disclosure Letter, (b) the costs and expenses of the D&O Tail Policy, (c) any Transaction Bonuses, (d) the severance costs specified in Section 6.15.

“Transaction Expenses Payoff Amount” means the aggregate amount of Transaction Expenses that are unpaid as of the Effective Time as evidenced by final invoices or other applicable documentation.

“Transaction Litigation” has the meaning set forth in Section 6.6.

“Transactions” has the meaning set forth in Section 3.3(a).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Uncollected Sales Taxes” means sales Taxes for which the corresponding receivables in respect of such Taxes have not been collected from the customers of the Company and the Company Subsidiaries prior to the Closing Date.

“UNEs” has the meaning set forth in Section 3.17.

“USF Programs” has the meaning set forth in Section 3.16(c).

“Welfare Plans” has the meaning set forth in Section 3.9(a).

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date. An illustrative example of the calculation of Working Capital as of December 31, 2017 is attached as Exhibit F.

“Working Capital Estimate” has the meaning set forth in Section 2.5.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Working Capital exceeds the Working Capital Estimate.

“Working Capital Underage” shall exist when the Working Capital Estimate exceeds the Closing Working Capital.

“Written Consent” has the meaning set forth in Section 6.2.

Section 10.17 Liability of Financing Source Parties. Without limiting the rights of Parent under the Debt Financing Agreements, notwithstanding anything to the contrary contained in this Agreement, each Party hereto (in the case of the Stockholder Representative, on behalf of itself and each of the Stockholders and Optionholders) irrevocably agrees that none of the Debt Financing Sources or the Debt Financing Source Related Parties shall have any liability or obligation to the Parties, any Stockholder, any Optionholder or any Affiliate of any of the foregoing relating to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions, including any dispute relating to the Debt Financing, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEGAPATH HOLDING CORPORATION

By: /s/ D. Craig Young
Name: D. Craig Young
Title: CEO

FUSION MPHC ACQUISITION CORP..

By: /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and General Counsel

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By: /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and General Counsel

For the purposes of Section 2.1, Section 2.7, Section 2.8, Article IX and Section 10.14 only:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By: /s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[Signature page to Agreement and Plan of Merger]